exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Emerging Markets Debt 2022 Target Term Fund:

We consent to the use of our report dated August 4, 2017 with respect to the financial statements of Nuveen Emerging Markets Debt 2022 Target Term Fund included herein and to the references to our firm under the headings “Legal Opinions and Experts” in the Prospectus and “Experts” in the Statement of Additional Information filed on form N-2.

/s/ KPMG LLP

August 23, 2017

Chicago, Illinois